Exhibit 99.1

Lumera Secures $25 Million Committed Equity Financing Facility

BOTHELL, WA.—(Business Wire)—Feb. 22, 2008-- Lumera Corporation (NASDAQ: LMRA), a leader in the field of photonic communications, announced today that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to provide up to $25 million of capital during the next three years through the purchase of newly-issued shares of Lumera common stock. Under the terms of the agreement, Lumera will determine the exact timing and amount of any CEFF financings, subject to certain conditions. The CEFF allows Lumera to raise capital, at its discretion, to support Lumera’s corporate, research and development activities.

“Lumera is pleased to begin its relationship with Kingsbridge,” said Peter Biere, Lumera’s Senior Vice President and Chief Financial Officer. “This new facility, which adds a strategic financing dimension for Lumera, gives us the potential to access up to $25 million in capital over the next three years. The new CEFF will be to be a less expensive and therefore less dilutive source of capital to that of more traditional capital market financings. Lumera currently has enough cash to cover our needs at least into the second quarter of 2009. We will continue to evaluate our capital needs as each of our businesses develops.”

Under the terms of the CEFF, Lumera can access up to $25 million from Kingsbridge in exchange for newly-issued shares of Lumera’s common stock. Lumera may access the capital for up to three years after the Securities and Exchange Commission declares effective the registration statement to be filed by Lumera covering the resale of the shares of common stock issuable in connection with the CEFF.

Lumera may access capital under the CEFF in tranches between 2% and 3% of its market capitalization at the time of the draw down of such tranche, subject to certain conditions. Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 12% depending on the average market price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $1.25 or 90% of Lumera’s common stock closing price the day before the commencement of each draw down.

Kingsbridge is restricted from engaging in any shorting transaction of Lumera’s common stock during the term of the agreement.

Lumera has complete control over all draw downs, is not obligated to utilize any of the $25 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on Lumera’s operating activities. The agreement does not prohibit Lumera from conducting additional debt or equity financing, other than financings similar to the CEFF.

In connection with the CEFF, Lumera issued a warrant to Kingsbridge to purchase up to 180,000 shares of common stock at an exercise price of $3.00 per share which represents a 125% premium over the average of the closing bid prices of Lumera common stock during the 5 trading days preceding the signing of the agreement. The warrant will become exercisable after the six month anniversary of the date of the agreement and will remain exercisable, subject to certain exceptions, until five years after the date it becomes exercisable.

The securities issuable in connection with the CEFF and upon the exercise of the warrant issued to Kingsbridge have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. Lumera has agreed to file a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant within 60 days of the date of the agreement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Lumera
Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. Through its wholly owned subsidiary, Plexera Bioscience LLC, the company is also in the bioscience industry. Plexera is focused on providing the life sciences market with tools, content, and methods to simplify and accelerate proteomic discovery for therapeutic antibodies as well as predictive biomarkers. For more information, please visit www.lumera.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Contact:

Hélène F. Jaillet, Ph.D
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation